Exhibit 99.1

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Plumtree Software Announces Second Quarter

2003 Operating Results

$17.0 million in Revenue; Earnings Per Share of ($0.04) GAAP; $0.00 Pro Forma

SAN FRANCISCO, Calif., July 10, 2003 — Enterprise Web leader Plumtree Software, Inc. (Nasdaq: PLUM) today announced results for its second quarter ended June 30, 2003. Revenue for the second quarter of 2003 was $17.0 million, compared to $17.2 million in revenue for the first quarter of 2003 and $22.6 million in revenue for the comparable quarter last year. Net loss for the second quarter of 2003 calculated in accordance with generally accepted accounting principles (GAAP) was $1.1 million, or $0.04 per share, compared to profits of $529,000, or $0.02 per share, for the first quarter of 2003, and profits of $1.3 million, or $0.04 per share, for the comparable quarter last year. Pro forma net loss for the second quarter of 2003 was approximately $107,000, or $0.00 per share, compared to pro forma net income of $1.1 million, or $0.04 per share for the first quarter of 2003 and pro forma net income of $2.1 million, or $0.07 per share, for the comparable quarter last year. Pro forma net income for the second quarter of 2003 excludes charges for amortization of deferred stock-based compensation and amortization of acquired technology, and assumes an effective tax rate of 30% on net income, if any.

As of June 30, 2003, Plumtree’s cash, cash equivalents, and short-term investments totaled approximately $67.0 million, up from $66.7 million in the previous quarter. Plumtree has no long-term debt.

CEO Comments

“Challenging conditions for corporate software sales persisted for much of the second quarter, but Plumtree continued to attract and retain top-flight customers, and to run a cash-flow positive business,” said John Kunze, Plumtree President and CEO. “We were also able to strengthen the company in key areas this quarter by increasing deferred revenues and adding cash to the balance sheet, signing important new channel partners to build Plumtree-based solutions, and shipping major new versions of several Plumtree products.”

“The June release of the Plumtree Enterprise Web Suite gives our customers an open framework for delivering a volume and variety of high-ROI Web applications rather than the typical empty portal, leading a shift toward solutions that we believe can transform the industry. This technology, our products’ openness to many application servers and programming languages, the quality of our customers and their deployments, and our sustained financial discipline are the core assets of our business.”

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Second Quarter Highlights

Second quarter 2003 highlights include:

•	Products: In June Plumtree shipped the Enterprise Web Suite, which includes major new versions of the Plumtree Corporate Portal, Search Server, Collaboration Server and Content Server. The result of the largest development effort in Plumtree history, the Plumtree Enterprise Web Suite is the industry’s first cohesive solution for building a volume of Web applications on a variety of infrastructure. To launch the products, Plumtree hosted an online event featuring Gartner Vice President Gene Phifer, which was attended by nearly 1,000 people.

•	Customers: Plumtree added 37 new customers in the quarter. New customers such as Babcock & Wilcox, Progressive Corporation and Subaru Australia licensed Plumtree’s portal, content management, collaboration and search technologies to deliver new applications to employees, customers, partners and suppliers. Other Plumtree customers such as Ethicon, Fannie Mae Foundation and the Missile Defense Agency expanded their Enterprise Web deployments to include Content Server or Collaboration Server, and customers such as MassHousing extended their licenses for enterprise-wide implementations. The U.S. Defense Finance and Accounting Service (DFAS) successfully deployed the Plumtree Corporate Portal, Collaboration Server, and Search Server on the Sun Solaris platform to 17,000 users.

•	Applications: Plumtree announced its first line-of-business application, the Sarbanes-Oxley Act Accelerator, which has been developed with HandySoft to help publicly traded companies comply with the Sarbanes-Oxley Act.

•	Industry recognition: Plumtree customer Halliburton won DCI’s “Best E-Business Portal” for its customer portal, which has already driven more than $170 million in new sales. Staples won DM Review Magazine’s “World Class Solution Award for Portals;” its Staples@Work portal has helped Staples to empower store managers with performance metrics and self-service tools, to communicate with associates at lower cost, and to increase return on a wide range of headquarters’ systems. Customer Hamilton Sundstrand is currently a finalist in the prestigious RealWare Awards for the Best Enterprise Portal category.

Financial Outlook

Plumtree Software currently projects third quarter 2003 revenue to be between $17.0 million and $17.5 million. On a pro forma basis, the company expects third quarter 2003 net income to be between ($0.01) and $0.00 per share. Pro forma net earnings per share in our third quarter outlook excludes a restructuring charge of approximately $425,000, charges for amortization of deferred stock-based compensation estimated to be $375,000 and amortization of acquired technology of approximately $395,000, and assumes an effective tax rate of 30% to net income, if any. Giving effect to these exclusions, third quarter GAAP net income is currently expected to be between ($0.04) and $(0.03) per share.

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Conference Call

Interested parties can hear the conference call concerning Plumtree’s financial results for the second quarter of 2003 on Thursday, July 10, 2003 at 2:00 p.m. (PDT) via live Webcast by visiting www.plumtree.com/ir, or alternatively, they may listen to a teleconference by calling 888-790-1803 for U.S. participants and 630-395-0022 for participants outside of the U.S. The passcode for the teleconference is PLUMTREE. The Webcast replay of the call will be available at www.plumtree.com/ir from the conclusion of the initial Webcast until Friday, August 8, 2003 at 5:00 p.m. (PDT). An audio replay of the call will also be available until Thursday, July 17, 2003, at 5:00 (PDT). The dial-in number for the audio replay is 888-566-0639 for U.S. callers and 402-998-0736 for callers outside of the U.S.

About Plumtree Software

Plumtree Software is the Enterprise Web leader. Plumtree’s mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree’s Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, foundation services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree’s independence and its Web Services Architecture allow this solution to span rival platforms and systems, maximizing customers’ return on their existing investments. With offices in more than a dozen countries, Plumtree has over 520 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

Safe Harbor Statement and Caution

This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding our current financial outlook for the third quarter of 2003; customer demand for, satisfaction with, and return on investment and other benefits associated with our Enterprise Web Suite and other products; our ability to maintain our reputation and position in the market; the success of our Enterprise Web and other product marketing strategies including our “No Empty Portals” campaign; our ability to sign and retain channel partners; and our cost management, financial discipline and general sales financial performance expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ, perhaps materially, from those anticipated or suggested by such forward looking statements. These risks and uncertainties include, without limitation, risks associated with our limited operating history, a persisting general economic downturn, adverse conditions in worldwide IT spending trends, failure to expand our customer base, the impact of increasing competition, the length and complexity of Plumtree’s sales cycle, market acceptance of our new products, the success of major version releases, the success of our Enterprise Web suite and line of business application marketing strategies, the ability of our customers to deploy our products successfully and their willingness to act as references, changes in the needs and priorities of existing and potential customers, reduced market acceptance of our products and services, failure to manage technological change, our ability to maintain and increase the size and productivity of our direct sales force and to expand into and within global markets, our ability to attract and retain channel

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and line of business application partners, our ability to manage costs, our ability to provide a return on investment to our customers, the impact of geopolitical conflicts and events, and those other risks and uncertainties contained in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K, its most recent 10-Q and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.

NOTE: Plumtree is a registered trademark of Plumtree Software, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Investor Contact

Diohonne Beltramo

415.399.2554

diohonne.beltramo@plumtree.com

Press Contact

Laura Nusbaum

415.399.2545

laura.nusbaum@plumtree.com

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Condensed Consolidated Statements of Operations and

Condensed Consolidated Balance Sheet

Plumtree’s management believes that a presentation of operating costs and expenses excluding stock based compensation and amortization of acquired technology, and assuming a fixed effective tax rate, provides a meaningful basis for evaluating our underlying cost and expense levels. Presentation of pro forma net income and earnings per share information provides greater comparability of Plumtree’s financial results against historical results as well as those of other enterprise software companies and financial models of securities analysts. A reconciliation of pro forma results to GAAP results is provided in the financial tables below.

PLUMTREE SOFTWARE, INC.

PRO FORMA* CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Pro Forma
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Licenses	$7,691	$13,823	$16,142	$29,878
Services and maintenance	9,340	8,762	18,058	15,883

Total revenue	17,031	22,585	34,200	45,761

Cost of revenue:
Licenses	251	980	629	2,652
Services and maintenance	2,804	3,351	4,990	6,667

Total cost of revenue	3,055	4,331	5,619	9,319

Gross margin	13,976	18,254	28,581	36,442

Operating expenses:
Research and development	5,342	4,484	10,091	9,067
Sales and marketing	7,405	8,678	14,333	17,945
General and administrative	1,547	2,421	3,170	4,647

Total operating expenses	14,294	15,583	27,594	31,659

Pro forma income (loss) from operations	(318)	2,671	987	4,783
Interest and other income, net	211	304	538	202

Pro forma income (loss) before income taxes	(107)	2,975	1,525	4,985
Pro forma income taxes **	—	893	458	1,496

Pro forma net income (loss)	$(107)	$2,082	$1,067	$3,490

Pro forma net income (loss) per share:
Basic	$(0.00)	$0.15	$0.04	$0.33

Diluted	$(0.00)	$0.07	$0.03	$0.12

Shares used to compute net income (loss) per share:
Basic	30,419	13,758	30,044	10,506

Diluted	30,419	30,117	32,588	29,791

*	Pro forma statements of operations excludes $312, $1,116, $902 and $2,393 of amortization of stock based compensation, respectively and $394, $394, $788 and $809, of amortization of acquired technology, respectively.

**	Assumes an annualized effective tax rate of 30% on net income, if any.

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PLUMTREE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Licenses	$7,691	$13,823	$16,142	$29,878
Services and maintenance	9,340	8,762	18,058	15,883

Total revenue	17,031	22,585	34,200	45,761

Cost of revenue:
Licenses	251	980	628	2,652
Services and maintenance	2,804	3,351	4,990	6,667
Amortization of stock-based compensation & acquired technology	449	584	945	1,277

Total cost of revenue	3,504	4,915	6,563	10,596

Gross margin	13,527	17,670	27,637	35,165

Operating expenses:
Research and development	5,342	4,484	10,091	9,067
Sales and marketing	7,405	8,678	14,333	17,945
General and administrative	1,547	2,421	3,170	4,647
Amortization of stock-based compensation	257	926	746	1,925

Total operating expenses	14,551	16,509	28,340	33,584

Income (loss) from operations	(1,024)	1,161	(703)	1,581
Interest and other income, net	211	304	537	202

Income (loss) before income taxes	(813)	1,465	(166)	1,783
Provision for income taxes	258	196	376	357

Net income (loss)	$(1,071)	$1,269	$(542)	$1,426

Net income (loss) per share:
Basic	$(0.04)	$0.09	$(0.02)	$0.14

Diluted	$(0.04)	$0.04	$(0.02)	$0.05

Shares used to compute net income (loss) per share:
Basic	30,419	13,758	30,044	10,506

Diluted	30,419	30,117	30,044	29,791

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PLUMTREE SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of June 30, 2003	As of December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$66,955	$65,322
Accounts receivables, net of allowances	13,271	16,619
Other current assets	2,253	2,160

Total current assets	82,479	84,101
Property and equipment, net	2,367	2,698
Other long-term assets	2,948	3,923

	$87,794	$90,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,296	$1,630
Accrued and other current liabilities	11,111	14,747
Deferred revenues	17,902	18,539

Total current liabilities	30,309	34,916
Long-term liabilities	463	454

Total Liabilities	30,772	35,370
Total Stockholders’ Equity	57,022	55,352

	$87,794	$90,722